[LOGO OF CHARTER FINANCIAL]            News Release

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Karl Plath or Woody Wallace
706-645-1391	847-296-4200
bjohnson@charterbank.net	kplath@tirc.com or wwallace@tirc.com

CHARTER FINANCIAL REPORTS FULL-YEAR EARNINGS UP TO $0.16 FROM $0.15,

Q4 EPS INCREASES TO $0.10 FROM $0.06

WEST POINT, Georgia, November 4, 2003—Charter Financial Corporation (Nasdaq: CHFN) today reported that net income for fiscal 2003 increased to $3.1 million, or $0.16 per share, compared with $2.9 million, or $0.15 per share, for the prior year. Net income for the fourth quarter ended September 30, 2003, rose to $1.9 million, or $0.10 per share, compared with $1.2 million, or $0.06 per share, for the quarter ended September 30, 2002.

Charter Financial completed the year with assets of $1.0 billion, up slightly from $982.6 million at the end of fiscal 2002. Loans outstanding climbed 40 percent to $292.6 million at September 30, 2003, from $208.7 million at September 30, 2002. Retail deposits rose by one-third to $229.6 million at September 30, 2003, from $173.1 million at September 30, 2002. Core deposits reached $99.5 million, up 43 percent from $69.5 million.

Executing Strategy

“We completed a successful year in terms of executing our three-pronged strategy of building the bank’s franchise, managing our Freddie Mac common stock holdings and effectively deploying our capital to increase shareholder value,” said Robert L. Johnson, President and Chief Executive Officer.

During fiscal year 2003, CharterBank continued to build its retail banking franchise. CharterBank completed the cash acquisition of EBA Bancshares, Inc., and its wholly-owned subsidiary, Eagle Bank of Alabama, in February 2003. The Eagle acquisition added three branches in the growing Auburn-Opelika area of Alabama with $55.3 million in loans and $60.7 million in retail deposits. The acquisition of these retail deposits resulted in significant increases in core deposits and fee income.

Core deposits increased $30.0 million, or 43 percent, at September 30, 2003 from $69.5 million at September 30, 2002. Deposit fees increased $541,000 to $1.4 million for the year ended September 30, 2003, from $859,000 the previous year. The Eagle Bank acquisition was responsible for approximately two thirds of the core deposit growth and one quarter of the increase in deposit fees for fiscal year 2003. During fiscal year 2003, CharterBank made significant service enhancements with extended hours, Internet banking, ATMs and telephone banking.

-more-

Charter Financial continues to actively manage its capital position and Freddie Mac stock portfolio. In the third quarter of fiscal year 2003, Charter Financial initiated a pilot program of writing covered call options on 250,000 shares of its Freddie Mac stock to enhance the yield on this stock. Charter Financial earned $52,000 in income from writing the option calls. During the quarter ended September 30, 2003, holders of the call options exercised their options to purchase 15,000 shares of Freddie Mac stock. Charter Financial recognized a pretax gain of $773,000 on the sale of these shares to the option holders. On a consolidated basis, Charter Financial owns 4.64 million shares with a pre-tax unrealized gain of approximately $236.6 million at September 30, 2003.

“Charter Financial is pleased with the recently initiated pilot program of writing covered calls on its Freddie Mac stock,” Mr. Johnson noted.

“We continued to deploy our capital to increase shareholder value by doubling our quarterly cash dividend to 20 cents per share from 10 cents with the June distribution,” Mr. Johnson said, “We also leveraged our capital with the Eagle Bank acquisition.”

Impact Of Low Interest Rates

“Low interest rates had both positive and negative effects on our operations,” Johnson said. Gains on the sale of loans reached a record $2.8 million for the year. Low rates also reduced the attractiveness of alternative investments and thus improved the environment for increasing core deposits.

“At the same time, our net interest income decreased to $15.5 million for the year from $15.9 million in fiscal 2002, while our average loan balance increased by $36.9 million,” Johnson added. “We were adversely affected by significant net interest margin compression as higher-rate loans were prepaid and replaced with lower-rate loans, while higher rate borrowings remained in place. Also, high levels of refinancing on the mortgage loans underlying the mortgage securities shortened the average lives of the mortgage securities. This reduced the yield on the mortgage securities due to accelerated amortization of the related premiums.”

Charter Financial’s noninterest expense for the year increased to $18.1 million from $14.2 million. About $3.2 million of the increase resulted from increased employee compensation. Approximately $1.2 million, or approximately 38 percent of the employee compensation increase, was attributed to the cost of restricted stock grants.

Strong Capital Position

“Capital remains very strong with year-end equity at $230.4 million, or 23 percent of total assets,” Johnson said. Realized stockholders’ equity—stockholders’ equity excluding cumulative comprehensive income or unrealized gains on securities including Freddie Mac common stock—totaled $86.4 million at September 30, 2003, versus $93.2 million at September 30, 2002, with the decrease primarily attributable to the purchase of treasury stock for the Company’s restricted stock program. CharterBank’s core capital was 8.78 percent at September 30, 2003.

-more-

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. In October 2001, Charter Financial Corporation and subsidiary CharterBank completed reorganization into a mutual holding company structure and the related initial public offering of the Company’s common stock. CharterBank is headquartered in West Point, Georgia, and operates eight full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

-more-

Selected Financial Data (in thousands except share data):

	At September 30, 2003	At September 30, 2002
	Unaudited
Total Assets	$1,000,495	$982,563
Loans Receivable, net	292,553	208,654
Mortgage Securities Available for Sale	394,432	455,940
Freddie Mac Common Stock	242,904	260,215
Other Investment Securities	21,629	12,059
Retail Deposits	229,649	173,078
Core Deposits	99,546	69,480
Total Deposits	279,386	210,746
Deferred Income Taxes	88,145	96,040
Borrowings	388,441	410,963
Realized Stockholders Equity*	86,419	93,205
Accumulated Other Comprehensive Income**	143,940	155,961
Total Equity	230,359	249,166
Book Value per Share	$11.84	$12.76
Tangible Book Value per Share	$11.52	$12.76
Minority Shares Outstanding	3,814,581	3,964,481
Total Shares Outstanding – Basic	19,456,886	19,521,984
Total Shares Outstanding – Fully Diluted	19,460,824	19,521,984

*Includes Total Stockholders Equity less Accumulated Other Comprehensive Income.

**Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

Selected Operating Data (in thousands except share data):

	Three Months Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002
	Unaudited		Unaudited
Total Interest Income	$8,824	$9,971	$34,335	$37,740
Total Interest Expense	4,479	5,459	18,805	21,845
Net Interest Income	4,345	4,512	15,530	15,895
Provision for Loan Losses	25	—	25	250
Net Interest Income after Provision for Loan Losses	4,320	4,512	15,505	15,645
Noninterest Income	2,078	376	5,733	1,939
Noninterest Expense	4,612	3,503	18,064	14,200
Income before Income Taxes	1,786	1,385	3,174	3,384
Income Tax Expense (Benefit)	(98)	209	83	484
Net Income	1,884	1,176	3,091	2,900

Earnings per Share	$0.10	$0.06	$0.16	$0.15
Earnings per Share – Fully Diluted	$0.10	$0.06	$0.16	$0.15
Cash Dividends per Share***	$0.20	$0.10	$0.60	$0.20

Net Chargeoffs (Recoveries)	284	(25)	602	361
Deposit Fees	409	269	1,396	859
Gain on Sale of Loans	657	539	2,775	1,860
Gain on Sale of Freddie Mac Common Stock	773	—	773	—
Gain on Covered Calls Related to Freddie Mac Common Stock	41	—	52	—

***First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

-more-

	Quarter Ended Sept. 30,		Year Ended Sept. 30,
Performance Ratios:	2003	2002	2003	2002
	Unaudited		Unaudited
Return on Equity	3.35%	1.78%	1.27%	1.06%
Return on Assets	0.75%	0.46%	0.32%	0.29%
Net Interest Margin	1.79%	1.81%	1.63%	1.67%
Loan Loss Reserve as a % of Nonperforming Assets	—	—	116.74%	130.00%
Nonperforming Loans as a % of Total Loans	—	—	1.71%	1.41%
Net Chargeoffs (Recoveries) as a % of Total Loans	0.09%	(0.01)%	0.20%	0.17%
Nonperforming Assets to Total Assets	—	—	0.58%	0.38%
Bank Core Capital Ratio	—	—	8.78%	10.16%
Dividend Payout Ratio	—	—	68.76%	25.30%

# # #